EXHIBIT 99

               CORVU ANNOUNCES RECORD REVENUE FOR THE 3RD QUARTER
                        WITH 41% GROWTH VERSUS LAST YEAR

                       LICENSE REVENUE GROWTH EXCEEDS 100%

MINNEAPOLIS - MAY 11, 2004 - CorVu(R) Corporation (OTC BB: CRVU), the innovative leader in performance management software, today announced financial results for the third quarter of its fiscal year 2004, ended March 31, 2004.

Revenues for the third quarter ended March 31, 2004 were $4.47 million, up 41% from $3.17 million for the same quarter ended March 31, 2003. The net loss of $326,519 for the third quarter ended March 31, 2004 is a 15% reduction from a net loss of $382,217 in the comparable period of the prior year.

Revenues for the nine months ended March 31, 2004 were $12.01 million, up 4% from $11.51 million in the comparable period of the prior year. Net loss for the nine-month period was $1.51 million, compared with net income of $1.59 million in the nine months ended March 31, 2003. (All figures are stated in U.S. dollars.)

Justin MacIntosh, President and CEO of CorVu Corporation, commented, "Over the last six months, we have expanded our sales and marketing team as growth in the performance management market has accelerated. Our third quarter sales are indicative of the positive impact that this investment is already beginning to make. We expect that these strategic actions will continue to translate into further improvements in our financial results moving forward."

"Another key indicator of progress going forward is the fact that license revenue is up more than 100% compared to the same period last year," added MacIntosh. "I'm excited about this dramatic growth in our license revenue. This means that the market is recognizing that CorVu's innovative performance management solution enables customers to drive profitable growth and improve visibility."

EARNINGS CALL DETAILS
A presentation and call to discuss the quarterly results are scheduled for 10:00 a.m. Eastern on Friday, May 14, 2004. Investors and other interested parties may receive login information at http://www.corvu.com/investors. Information provided during the call will be posted for review following the call at http://www.corvu.com/investors. For more information, please contact Sara Upchurch at 678.366.4884 or pr@corvu.com.

ABOUT CORVU CORPORATION
CorVu is the innovative leader in performance management technology. The unique CorVu solution provides a management framework for tying performance metrics to strategic objectives, corporate initiatives, resources, and risks. Founded in 1990, CorVu enables strategy-focused companies and government agencies to drive breakthrough performance.

FORWARD LOOKING STATEMENTS
This announcement contains statements regarding the Company's sales force and its services and maintenance revenue that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These statements appear in a number of places in this release. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risk that (i) growth in the performance management market will not continue and anticipated orders will not be placed, (ii) the increase of the Company's sales force will not have a positive effect on the Company's revenues and (iii) the increase of the Company's license revenues does not indicate an increased use of the Company's products by its customers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of the various factors discussed herein.

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